UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2005

DANIELSON HOLDING CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-6732	95-6021257
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

40 Lane Road
Fairfield, New Jersey	07004
(Address of principal executive offices)	(Zip Code)

(973) 882-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

     On March 18, 2005, the Compensation Committee of the Board of Directors of Danielson Holding Corporation (“Danielson”) approved an amendment to all of the stock options issued by Danielson on October 5, 2004 to thirty of its and its subsidiaries’ officers and employees. Anthony J. Orlando, President and Chief Executive Officer, Craig D. Abolt, Senior Vice President and Chief Financial Officer, and Timothy J. Simpson, Senior Vice President and General Counsel, were among the officers and employees who received the stock options. The stock options which were issued in accordance with Danielson’s Equity Award Plan for Employees and Officers originally vested over three years in equal installments, commencing February 28, 2006. The amendment accelerates the date of commencement of vesting for the first third of the options to March 21, 2005. The second third of the options continues to vest on February 28, 2007 and the remaining third of the options continues to vest on February 28, 2008.

     The acceleration of the vesting allows officers and employees with options to participate in Danielson’s rights offering in connection with its proposed acquisition of American Ref-Fuel Holdings Corp (“Ref-Fuel”). Under this rights offering, Danielson’s existing stockholders will be issued rights to purchase Danielson’s Common Stock on a pro rata basis, with each holder entitled to purchase approximately 0.9 shares of Danielson’s Common Stock at an exercise price of $6.00 per full share for each share of Danielson’s Common Stock then held. The Compensation Committee determined that the accelerated vesting constitutes an additional employee incentive in recognition of the special efforts put forth by all participating employees in bringing the proposed Ref-Fuel transaction to fruition.

A copy of the form of Amendment to Stock Option Agreement that effects this accelerated vesting is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired – Not Applicable

(b)	Pro Forma Financial Information – Not Applicable

(c)	Exhibits

Exhibit No.	Exhibit

10.1	Form of Amendment to Stock Option Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 24, 2005

DANIELSON HOLDING CORPORATION
(Registrant)

By:	/s/ Timothy J. Simpson

Name:	Timothy J. Simpson,
Title:	Senior Vice President, General Counsel and Secretary

DANIELSON HOLDING CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Form of Amendment to Stock Option Agreement.